Exhibit 10.1

November 28, 2022

Erin Darakjian

Chief Accounting Officer

Interim Chief Financial Officer

Dear Erin,

We are pleased to extend an interim pay agreement for your work as P3’s Interim CFO and in your continued role as Chief Accounting Officer. You are a trusted and highly valued leader of our P3 family, and your contributions are directly connected to the company’s growth and success. The following are the terms of our interim pay agreement:

Lump Sum Payment: You will receive a lump sum payment representing both salary and bonus award in line with the interim CFO role of $50,000 (fifty thousand dollars) to be paid in the first pay period in December. This is in addition to your current salary and bonus plan as Chief Accounting Officer. If your interim appointment extends beyond February 1, 2023, in consideration of your service as Interim Chief Financial Officer, P3 will compensate you an additional lump sum of $50,000 – the first payment to be made in the first pay period of February 2023. Additional payments will be made and every three (3) months thereafter - until a permanent Chief Financial Officer commences employment.

Annual Incentive: Your target bonus will permanently increase to 50% of your base salary while you are in your role as Chief Accounting Officer. This bonus is based on a combination of the Company’s and your performance with respect to target goals and metrics, subject to Board of Directors approval each year. For the bonus related to fiscal year 2022, P3 will guarantee a bonus payout at 100% of target, without proration. Going forward, so long as you remain an employee of P3, your bonus target will be 50% of your salary.

One-Time Equity Grant: P3 shall grant to a non-qualified option to purchase 100,000 shares of P3’s Class A common stock (the “Stock Option”), subject to your continued employment with P3 through the vesting date. The Stock Option shall have an exercise price per share equal to the Fair Market Value on the grant date (as defined in the 2021 P3 Health Partners Inc. Incentive Award Plan (the “Plan”)) and shall have an outside expiration date of ten years from the grant date and will vest at 25% per year over a four year period (25% per year commencing on October 18, 2023, the first anniversary of your appointment to the Interim CFO role).

I sincerely appreciate your hard work, dedication, and leadership to P3 Health Partners. I look forward to your continued growth within in the organization.

Sincerely,

/s/ Sherif Abdou, M.D.
Sherif Abdou, MD, MMM, FACP, FACPE
Chief Executive Officer

I agree to the terms stipulated and indicate my acceptance by signing and returning this document via DocuSign.

Date:	11/28/2022

Signed:	/s/ Erin Darakjian